Exhibit 10.4


                             KEROGEN RESOURCES, INC.

October 12, 2005



Calibre Energy, Inc.
1825 I Street NW
Washington, DC 20006

Attention: Edward L. Moses, Snr. VP of Operations

RE: Reichmann Agreement Fort Worth Basin

Dear Mr. Moses:

Calibre' Energy Company (hereinafter "you") has elected to participate with Kerogen Resources, Inc. ("Kerogen") in that certain Purchase and Sale Agreement dated October 12, 2005 by and between Kerogen Resources, Inc and Wynn-Crosby Energy, Inc. ("WCE Deal"), which is subject to the terms and conditions of a Purchase and Sale Agreement dated October 12, 2005 by and between Reichmann Petroleum Corp. and Wynn-Crosby, Inc. (Reichmann Deal) both purchase and Sale Agreements are attached as Exhibits "A" and "B" respectively.

Pursuant to the terms of the Reichmann Deal, Wynn-Crosby Energy, Inc. will earn 25% of 8/8ths Working Interest in and to certain lands consisting of approximately 4662 net acres in Johnson, Tarrant, Denton, and Parker Counties Texas. Pursuant to the terms of the WCE Deal, Kerogen will earn an undivided 50% of the Wynn-Crosby Energy 25% interest in the same lands. Kerogen will earn such interest by assuming and paying 50% of all of the costs and obligations of Wynn-Crosby Energy, Inc. as set forth in the Reichmann Deal.

Kerogen will invoice you and you will pay for all of the costs incurred by Kerogen pursuant to the terms and conditions of the WCE Deal (including but not limited to leases, title and seismic expenses) for each well drilled in the contract area of the Reichmann deal until each well drilled there under is completed fraced and tied into the meter, including tap fee (if any). At which point, Calibre will receive a recordable assignment of 10.9375% WI in the well and the spacing unit tied thereto. Kerogen will retain a 1.5625% WI in the well and acreage attributable thereto. All percentages will be proportionately reduced in the same manner as described in the Reichmann and WCE deals. All assignments delivered pursuant to the terms of this Agreement will be without warranty of title express or implied.

As a well is proposed under the terms of the Reichmann deal, you will promptly be notified and be presented with a recommendation as to Kerogen's election to participate in the drilling proposal. You will have 15 days to make an election to participate in the proposed well. In the event you elect to participate in the well, you will fax a response to Kerogen within that 15 day period and wire the DHC costs set forth in the Proposal AFE to Kerogen within 2 business days. Kerogen will make the formal election on your behalf. In the event you elect not to participate in said well (which will occur automatically should you fail to make a timely election by providing written consent and wiring the funds as described herein), you will forfeit the right to earn an assignment in the well, the leases for that well and Prospect as that term is used in the Reichmann Deal, which have not been previously earned. Kerogen will then own the interest from the WCE Deal free and clear of this agreement as that interest applies to the prospect, which has not previously been assigned.

Your interest and rights will be subject to all of the terms and conditions of the agreements attached as Exhibits "A" and "B".

Once Kerogen delivers the Assignment, terms of this Agreement will be of no further force and effect as to the earned acreage. The parties will each execute the JOA and become responsible for their interests,

Please note your agreement by signing and returning the attached copy of this letter.

Sincerely

Kerogen Resources, Inc.


By:  /s/ Thomas G. Harris
   -------------------------
     Thomas G. Harris
     President

Calibre Energy, Inc.


By:   /s/ Edward L. Moses
   -------------------------
     Edward L. Moses
     Snr. VP Operations